UNITED STATES      ---------------------------
                 SECURITIES AND EXCHANGE COMMISSION           OMB APPROVAL
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                                  SCHEDULE 13G

        INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2 Under the
                         Securities Exchange Act of 1934

                              (Amendment No. ____)*

                          Cal Dive International, Inc.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0001279141
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement |_|. (A fee is required only if the filng person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

CUSIP No.  0001279141               13G              Page   2    of   5    Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Coflexip

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY



--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       France

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

      NUMBER OF               3,699,788
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                      ----------------------------------------------------------
                         6    SHARED VOTING POWER

                              -0-

                      ----------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              3,699,788

                      ----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,699,788

--------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |X|
          (See Instructions)



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       25.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

         This Information Statement on Schedule 13G is being filed by the undersigned pursuant to Securities and Exchange Commission Rule 13d-1(c).


Item 1(a).        NAME OF ISSUER

                  Cal Dive International, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  400 N. Sam Houston Parkway E.
                  Suite 400
                  Houston, Texas  77060

Item 2(a).        NAME OF PERSON FILING

                  Coflexip

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  23, avenue de Neuilly
                  75116 Paris, France

Item 2(c).        CITIZENSHIP

                  France

Item 2(d).        TITLE OF CLASS OF SECURITIES

                  Common Stock, no par value

Item 2(e).        CUSIP NUMBER

                  0001279141

Item 3.           Not Applicable


                               Page 3 of 5 pages

Item 4.                    OWNERSHIP

  (a)             Total Amount Beneficially Owned:         3,699,788

  (b)             Percent of Class:                             25.5%

  (c)             Number of shares as to which such person has:

                  (i)      sole power to vote or to
                           direct the vote                 3,699,788

                  (ii)     shared power to vote or to
                           direct the vote                     -0-

                  (iii)    sole power to dispose or to
                           direct the disposition of       3,699,788

                  (iv)     shared power to dispose or to
                           direct the disposition of           -0-

Item 5.                    OWNERSHIP OF FIVE PERCENT LESS OF A CLASS

                           Not Applicable

Item 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                           OF ANOTHER PERSON

                           Not Applicable

Item 7. IDENFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not Applicable

Item 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP

                           Not Applicable

Item 9.                    NOTICE OF DISSOLUTION OF GROUP

                           Not Applicable

Item 10.                   CERTIFICATION

                           Not Applicable



                               Page 4 of 5 pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 11, 1998

                                                  COFLEXIP



                                                  By: /s/Pierre Marie Valentin
                                                  Name:  Pierre Marie Valentin
                                                  Title:Chairman of the Board


                                Page 5 of 5 pages